                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   SCHEDULE TO

        TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)
                               (FINAL AMENDMENT)
                                       AND
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 25)

                     Johnstown/Consolidated Income Partners
--------------------------------------------------------------------------------
                        (Name of Subject Company (Issuer)

                        AIMCO Properties, L.P. -- Offeror
--------------------------------------------------------------------------------
            (Names of Filing Persons (Identifying Status as Offeror,
                            Issuer or Other Person))

                            Limited Partnership Units
--------------------------------------------------------------------------------
                           (Title of Class Securities)

                                      None
--------------------------------------------------------------------------------
                       (CUSIP Number of Class Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment And Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8081
--------------------------------------------------------------------------------
            Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                                    Copy To:

                                Gregory M. Chait
                               Katherine M. Koops
                     Powell, Goldstein, Frazer & Murphy LLP
                   191 Peachtree Street, N.E., Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

                            Calculation of Filing Fee


        Transaction valuation*                           Amount of filing fee
        ----------------------                           --------------------
        $1,656,536                                       $332 (previously paid)


* For purposes of calculating the fee only. This amount assumes the purchase of 59,162 units of limited partnership interest of the subject partnership for $28.00 per unit. The amount of the filing fee equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $                          Filing Party:

Form or Registration No.:                           Date Filed:

                                   ----------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

       [X] third-party tender offer subject to Rule 14d-1       [ ] going-private transaction subject to Rule 13e-3

       [ ] issuer tender offer subject to Rule 13e-4            [X] amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: [X]

CUSIP No.         NONE

1. NAME OF REPORTING PERSON(S) S.S.# OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO PROPERTIES, L.P.
                  84-1275721

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                      (a)    [ ]
                                                                      (b)    [X]
3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  WC, BK

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) OR 2(e))                                                       [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

7.       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         A.       SOLE VOTING POWER
                           --

         B.       SHARED VOTING POWER
                           40,997.5 Units

         C.       SOLE DISPOSITIVE POWER
                           --

         D.       SHARED DISPOSITIVE POWER
                           40,997.5 Units

8.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           40,997.5 Units

9.       CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
                                                                             [ ]
10.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                  Approximately  31.83%

11.      TYPE OF REPORTING PERSON

                  PN

CUSIP No.         NONE

1. NAME OF REPORTING PERSON(S) S.S.# OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO-GP, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                      (a)    [ ]
                                                                      (b)    [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) OR 2(e))                                                       [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

7.       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         A.       SOLE VOTING POWER
                           --

         B.       SHARED VOTING POWER
                           40,997.5 Units

         C.       SOLE DISPOSITIVE POWER
                           --

         D.       SHARED DISPOSITIVE POWER
                           40,997.5 Units

8.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           40,997.5 Units

9.       CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
                                                                             [ ]
10.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                  Approximately  31.83%

11.      TYPE OF REPORTING PERSON

                  CO

CUSIP No.         NONE

1. NAME OF REPORTING PERSON(S) S.S.# OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                  84-129577

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                      (a)    [ ]
                                                                      (b)    [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) OR 2(e))                                                       [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Maryland

7.       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         A.       SOLE VOTING POWER
                           --

         B.       SHARED VOTING POWER
                           70,375 Units

         C.       SOLE DISPOSITIVE POWER
                           --

         D.       SHARED DISPOSITIVE POWER
                           70,375 Units

8.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           70,375 Units

9.       CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
                                                                             [ ]

10.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                      Approximately  54.63%

11.      TYPE OF REPORTING PERSON

                  CO

1. NAME OF REPORTING PERSON(S) S.S.# OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  INSIGNIA PROPERTIES, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                      (a)    [ ]
                                                                      (b)    [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) OR 2(e))                                                       [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

7.       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         A.       SOLE VOTING POWER
                           --

         B.       SHARED VOTING POWER

                           26,207.5 Units

         C.       SOLE DISPOSITIVE POWER
                           --

         D.       SHARED DISPOSITIVE POWER
                           26,207.5 Units

8.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           26,207.5 Units

9.       CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
                                                                             [ ]

10.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                  Approximately 20.35%

11.      TYPE OF REPORTING PERSON

                  PN

1. NAME OF REPORTING PERSON(S) S.S.# OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO/IPT, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                      (a)    [ ]
                                                                      (b)    [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) OR 2(e))                                                       [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

7.       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         A.       SOLE VOTING POWER
                           --

         B.       SHARED VOTING POWER
                           26,207.5 Units

         C.       SOLE DISPOSITIVE POWER
                           --

         D.       SHARED DISPOSITIVE POWER
                           26,207.5 Units

8.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           26,207.5 Units

9.       CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
                                                                             [ ]

10.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                  Approximately 20.35%

11.      TYPE OF REPORTING PERSON

                  CO

1. NAME OF REPORTING PERSON(S) S.S.# OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  MADISON RIVER PROPERTIES, L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                      (a)    [ ]
                                                                      (b)    [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) OR 2(e))                                                       [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

7.       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         A.       SOLE VOTING POWER
                           --

         B.       SHARED VOTING POWER
                           14,061.5 Units

         C.       SOLE DISPOSITIVE POWER
                           --

         D.       SHARED DISPOSITIVE POWER
                           14,061.5 Units

8.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           14,061.5 Units

9.       CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
                                                                             [ ]

10.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                  Approximately 10.92%

11.      TYPE OF REPORTING PERSON

                  OO

            TENDER OFFER STATEMENT/AMENDMENT NO. 25 TO SCHEDULE 13D

      This is the Final Amendment to the Tender Offer Statement on Schedule TO relating to the tender offer by AIMCO Properties, L.P., a Delaware limited partnership, to purchase all of the outstanding units, or such lesser number of units as are properly tendered, of limited partnership interest of Johnstown/Consolidated Income Partners, a California limited partnership (the "Partnership"), at a price of $28.00 per unit, subject to the conditions set forth in the Offer to Purchase dated February 8, 2001, and in the related Letter of Transmittal and Acknowledgment and Agreement, which, as amended and supplemented from time to time, together constituted the tender offer.

      At 5:00 p.m. on March 9, 2001, the offer expired pursuant to its terms. A total of 727 units, representing approximately 0.56% of the outstanding units, were validly tendered and not withdrawn pursuant to the offer. AIMCO Properties has accepted for payment all of those units at a price of $28 per unit.

                                    SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 23, 2001
                                              AIMCO PROPERTIES, L.P.

                                              By: AIMCO-GP, INC.
                                                  (General Partner)

                                              By: /s/Patrick J. Foye
                                                  ------------------------------
                                                  Executive Vice President

                                              AIMCO-GP, INC.

                                              By: /s/Patrick J. Foye
                                                  ------------------------------
                                                  Executive Vice President

                                              APARTMENT INVESTMENT
                                              AND MANAGEMENT COMPANY

                                              By: /s/Patrick J. Foye
                                                  ------------------------------
                                                  Executive Vice President

                                              AIMCO/IPT, INC.

                                              By: /s/Patrick J. Foye
                                                  ------------------------------
                                                  Executive Vice President

                                              INSIGNIA PROPERTIES, L.P.

                                              By:    AIMCO/IPT, INC.
                                                     (General Partner)

                                              By: /s/Patrick J. Foye
                                                  ------------------------------
                                                  Executive Vice President

                                              MADISON RIVER PROPERTIES, L.L.C.

                                              By: /s/Patrick J. Foye
                                                  ------------------------------
                                                  Executive Vice President